EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Palatin Technologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other	1,000,000(1)	$7.975(2)	$7,975,000(1)(2)	.0000927	$740
Total Offering Amounts					$7,975,000		$740
Total Fee Offsets							$0
Net Fee Due							$740

(1)

Consists of additional shares of common stock, not previously registered, which may be issued under the 2011 Stock Incentive Plan, as amended on June 24, 2022 (the “Plan”). The maximum number of shares which may be issued under the Plan is subject to adjustment in accordance with anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, this registration statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)

The proposed maximum offering price per unit was calculated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices of the registrant’s common stock reported on the NYSE American exchange on September 20, 2022.